Exhibit 99.3

THE FIRST MARBLEHEAD CORPORATION AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Actual		Proforma
	12 Months		12 Months
	Ended		Ended
	6/30/2009	Entries	6/30/2009
Service revenues:
Up-front structural advisory fees	$—	$—	$—
Additional structural advisory fees - trust updates	(57,157)		(57,157)
Asset servicing fees:
Fee income	2,350		2,350
Fee update	35		35
Total asset servicing fees	2,385	—	2,385
Residuals - trust updates	(283,295)		(283,295)
Processing fees from TERI	3,050		3,050
Administrative and other fees	19,908	—	19,908
Net interest income	25,103	(18,989)	6,114
Total revenues	(290,006)	(18,989)	(308,995)
Non-interest expenses:
Compensation and benefits	42,232	—	42,232
General and administrative expenses	80,438	(446)	79,992
Unrealized loss on loans held for sale	138,163	(59,118)	79,045
Total non-interest expenses	260,833	(59,564)	201,269
Income (loss) from operations	(550,839)	40,575	(510,264)
Other income	—	—	—
Income (loss) before income taxes	(550,839)	40,575	(510,264)
Income tax expense (benefit)	(187,819)	13,836	(173,983)
Net income (loss)	$(363,020)	$26,739	$(336,281)

Net income (loss) per share, basic	$(3.66)		$(3.39)
Net income (loss) per share, diluted	$(3.66)		$(3.39)
Weighted average shares outstanding, basic	99,081		99,081
Weighted average shares outstanding, diluted	99,081		99,081

THE FIRST MARBLEHEAD CORPORATION AND SUBSIDIARIES

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands)

	Actual		Pro Forma
	June 30,		June 30,
	2009	Entries	2009

ASSETS
Cash and cash equivalents	$158,770	$121,481	$280,251
Federal funds sold	14,326	—	14,326
Investments	8,450	—	8,450
Loans held for sale	350,960	(169,058)	181,902
Service receivables:	67,522	—	67,522
Property and equipment, net	19,929	—	19,929
Intangible assets, net	1,931	—	1,931
Other prepaid expenses	3,571	—	3,571
Mortgage loans held to maturity, net	9,515	—	9,515
Income tax assets	179,534	16,443	195,977
Other assets	6,822	—	6,822

Total assets	$821,330	$(31,134)	$790,196

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$154,462	$—	$154,462
Accounts payable and accrued expenses	21,512	3,044	24,556
Education loan warehouse facility	230,137	—	230,137
Other liabilities	9,754	—	9,754

Total liabilities	415,865	3,044	418,909

Commitments and Contingencies

Total stockholders’ equity	405,465	(34,178)	371,287

Total liabilities and stockholders’ equity	$821,330	$(31,134)	$790,196

	DR	CR	Description
Balance Sheet Entries
Cash	121,481		Cash Receipts
Student Loans		169,058	Net Loans sold as of 6/30/09
Taxes Receivable	16,443		Effective Rate of 34.10%
Accrued Other		3,044	Accrual for transaction costs and other items
Total Stockholder’s Equity	34,178

Statement of Operations Entries
Net Interest Income		522	Add interest income on invested proceeds
Net Interest Income	19,511		Remove Student Loan interest income
G&A		446	Remove Student loan expense in P&L
Unrealized loss on loans held for sale		59,118	Remove Student loan expense in P&L
Income Tax Benefit	13,836		Effective Rate of 34.10%

Note: The unaudited pro forma financial information presented reflect the adjustments to the historical financial statements as described under Item 2.01 of the attached current report on Form 8-K (in thousands).